EXHIBIT 99.1

SigmaTron International, Inc. Reports Second Quarter Financial Results for Fiscal 2011

ELK GROVE VILLAGE, Ill., Dec. 13, 2010 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the second quarter ended October 31, 2010.

Revenues increased to $38.2 million for the second quarter fiscal 2011 from $30.6 million for the same quarter in the prior year. Net income increased to $586,050 in the fiscal 2011 period compared to $517,298 for the same period in the prior year. Basic and diluted earnings per share were $0.15 for the quarter ended October 31, 2010, compared to $0.14 and $0.13, respectively, for the same quarter in fiscal 2010.

For the six months ended October 31, 2010, revenues increased to $76.3 million compared to $56.9 million for the same period ended October 31, 2009. Net income for the same period in fiscal 2011 was $1,444,039, compared to $114,823 for the same period in the prior year. Basic and diluted earnings per share for the six months ended October 31, 2010, were $0.37 compared to $0.03 and $0.02, respectively, for the six months ending October 31, 2009.

Commenting on SigmaTron's second quarter and six month results, Gary R. Fairhead, President and Chief Executive Officer, said, "I am pleased to report positive results for our second quarter of fiscal 2011.  As indicated in the first quarter press release, the relocation from Hayward to Union City, California, would negatively impact our results in both the first and second quarters of fiscal 2011.  Net income adjusted on a pro-forma basis to exclude relocation expenses for the three and six month periods ended October 31, 2010 was $1,007,763 and $1,999,627, respectively.  The non-GAAP basic and diluted earnings per share, as adjusted, for the first and second quarters of fiscal 2011 equated to $0.26 and $0.51, respectively. Our team in California did an exceptional job of relocating our operations from Hayward to Union City during the second quarter. The relocation was executed as planned and all customer commitments were met.  The Union City facility is fully operational for both existing and new customers as all audits were passed. The one-time relocation expenses are almost entirely behind us and starting in the third quarter, we expect that lease expenses for Union City, California will decrease by $40,000 per month, which was one of the drivers of the move.

"Our revenue for the second quarter was essentially the same as the first quarter, which hopefully indicates some level of stability in the general economy. Our earnings were lower compared to the first quarter, but primarily due to relocation expenses in California.  Our backlog remains stable. Our revenue run-rate over the first two quarters of fiscal 2011 is at the strongest revenue level for two consecutive quarters since the 2008 downturn in the economy.  Revenue has rebounded nicely and is slightly below the revenue level for the first two quarters of fiscal 2009. This is a positive development.

"Going forward, many challenges remain. While it appears that our customers have stabilized their businesses, the continued uncertainty in the economy forces us to remain cautious. Pricing pressures remain with both customers and vendors. We continue to have lead-time issues with several raw material classes.

"However, we continue to have an operations footprint that is attractive to our current and prospective customers, which can help us counter some of the pricing pressures. We continue to work on new programs with existing customers and bid on programs for new customers.

"In closing, I want to thank all of our stakeholders for their continuing support and wish all of you a happy holiday season and a healthy and successful 2011."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna and Tijuana, Mexico; Union City, California; and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; the expenses and savings from the relocation of our Hayward, California facility to Union City, California; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow...

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended October 31, 2010	Three Months Ended October 31, 2009	Six Months Ended October 31, 2010	Six Months Ended October 31, 2009

Net sales	$38,195,193	$30,564,267	$76,256,566	$56,894,321

Cost of products sold	33,969,173	27,280,971	67,372,392	51,351,172

Gross profit	4,226,020	3,283,296	8,884,174	5,543,149

Selling and administrative expenses	2,989,832	2,368,409	6,043,018	4,945,250

Operating income	1,236,188	914,887	2,841,156	597,899

Other expense	305,667	93,866	548,965	415,659

Income from operations before income tax	930,521	821,021	2,292,191	182,240

Income tax expense	344,471	303,723	848,152	67,417

Net income	$586,050	$517,298	$1,444,039	$114,823

Net income per common share -- basic	$0.15	$0.14	$0.37	$0.03

Net income per common share -- assuming dilution	$0.15	$0.13	$0.37	$0.02

Weighted average number of common equivalent shares outstanding - assuming dilution	3,881,139	3,851,395	3,879,342	3,839,096

CONDENSED CONSOLIDATED BALANCE SHEETS
	October 31, 2010	April 30, 2010

Assets:

Current assets	$80,504,097	$69,332,932

Machinery and equipment-net	27,037,236	25,176,664

Intangible assets	275,155	363,671
Other assets	775,771	822,341

Total assets	$108,592,259	$95,695,608

Liabilities and shareholders' equity:

Current liabilities	$24,647,348	$27,165,130

Long-term obligations	34,830,837	20,867,271

Stockholders' equity	49,114,074	47,663,207

Total liabilities and stockholders' equity	$108,592,259	$95,695,608
CONTACT:  SigmaTron International, Inc.
          Linda K. Frauendorfer
          1-800-700-9095